3520 Broadway, Kansas City, MO 64111	Contact:
For Immediate Release: April 2013	Kris Bradley Assistant Vice President, Marketing Development and Corporate Communications 816-753-7299, Extension 8663

Ken Muth Media Relations Director American Family Insurance 608-242-4100, Extension 30680

Kansas City Life Insurance Company to assume the transfer of
American Family Life Insurance variable products

Kansas City, Mo. – Kansas City Life Insurance Company has signed an agreement to assume the transfer of American Family Life Insurance Company’s (AFLIC) remaining variable life insurance policies and variable annuities. The transaction is subject to review by the Wisconsin Office of the Commissioner of Insurance (OCI).

AFLIC, the life insurance affiliate of Madison, Wis.-based American Family Insurance Group, discontinued the sale of variable products (variable annuities and variable universal life policies) in 2009, but continued to service the existing variable policies and variable annuities.

The transaction with Kansas City Life involves approximately 34,350 contracts and policies, which the company will begin to service starting in early 2014.

Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company's primary business is providing financial protection through the sale of life insurance and annuities. The Company's revenues were $439.9 million in 2012, and assets and life insurance in force were $4.5 billion and $28.7 billion, respectively, as of December 31, 2012. The Company operates in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

Based in Madison, Wis., American Family Insurance Group offers auto insurance, homeowners insurance, life insurance,  business insurance and farm/ranch insurance in 19 states. American Family insurance is the nation’s third-largest mutual property/casualty insurance company and ranks 382nd on the Fortune 500 list. Web: www.amfam.com; Facebook: www.facebook.com/amfam; Twitter: www.twitter.com/amfam; YouTube: www.youtube.com/amfam.

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